Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Bank of the Ozarks, Inc. on Form S-3 of our reports dated February 22, 2008 with respect to the consolidated financial statement of Bank of the Ozarks, Inc. as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 Form 10-K of Bank of the Ozarks, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Brentwood, Tennessee

January 9, 2009